Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 and related Prospectus of Shore Bancshares, Inc. (the “Company”) of our reports dated March 15, 2024, relating to the consolidated financial statements, and the effectiveness of internal control over financial reporting (on which our report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of material weaknesses) of Shore Bancshares, Inc., appearing in the Annual Report on Form 10-K of Shore Bancshares, Inc. for the year ended December 31, 2023.

We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ YOUNT, HYDE & BARBOUR, P.C.

Richmond, Virginia

May 16, 2024